EXHIBIT 10.2

OMNIBUS AGREEMENT

This Omnibus Agreement (this "Agreement") among Cheniere Energy, Inc. ("Cheniere"), Corpus Christi Liquefaction, LLC ("CCLNG") and PT PERTAMINA (PERSERO) (Cheniere, CCLNG and Pertamina are each referred to herein as a "Party", and collectively as the "Parties") is made and entered into on December 4, 2013.

RECITALS

WHEREAS, CCLNG and Pertamina are executing concurrently herewith an LNG Sale and Purchase Agreement (the "CCLNG SPA") for FOB deliveries of liquefied natural gas ("LNG") at CCLNG’s Corpus Christi facility;

WHEREAS, Cheniere and CCLNG anticipate that CCLNG will make a positive final investment decision and issue full notice to proceed with respect to the construction of the Designated Train (as defined in the CCLNG SPA) at the Corpus Christi facility (the "CCLNG FID") on or before December 31, 2014;

WHEREAS, Cheniere anticipates that Sabine Pass Liquefaction, LLC ("SPL") will make a positive final investment decision and issue full notice to proceed with respect to the construction of the 6th train of SPL’s Sabine Pass facility (the "SPL Train 6 FID") after December 31, 2014; and

WHEREAS, (a) Pertamina desires, in the event that the SPL Train 6 FID occurs prior to the CCLNG FID, that (i) the CCLNG SPA be terminated and (ii) Pertamina enter into a LNG sale purchase agreement with SPL and (b) in such event, subject to the terms and conditions contained herein, CCLNG and Cheniere are willing to accommodate Pertamina.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.
In the event that Cheniere determines that there is a substantial likelihood that the SPL Train 6 FID will occur prior to the CCLNG FID, then Cheniere shall promptly notify Pertamina and, within 30 calendar days of the date of such notification:

a.
Cheniere shall use reasonable efforts to obtain the prior approval of (i) the Board of Managers of Cheniere Energy Partners GP, LLC, (ii) the Board of Directors of SPL, and (iii) the required lenders of SPL;

b.
subject to all approvals having been obtained under paragraph (a) above, Cheniere shall cause SPL to execute and deliver to Pertamina the Sabine Pass LNG sale and purchase agreement in the form attached hereto as Exhibit A (the "SPL SPA"); and

c.
CCLNG shall execute and deliver to Pertamina, on the same day that SPL delivers the executed SPL SPA to Pertamina, a notice, conditional upon the occurrence of the matters set out in paragraph 4 below, terminating the CCLNG SPA (the "CCLNG SPA Termination Notice").

2.	Cheniere shall notify Pertamina when the approvals set forth in paragraph 1 (a) have been received.

3.
Within 30 calendar days of receipt of the CCLNG SPA Termination Notice and executed SPL SPA, Pertamina shall countersign and deliver (a) the SPL SPA to SPL and (b) the CCLNG SPA Termination Notice to CCLNG.

4.
Subject to paragraph 5, the CCLNG SPA Termination Notice shall become unconditional, and shall terminate the CCLNG SPA without surviving or further liabilities, effective upon the date all of the following have occurred: (a) CCLNG receiving the original CCLNG SPA Termination Notice executed by an authorized officer of Pertamina, (b) SPL receiving the original SPL SPA executed by an authorized officer of Pertamina, and (c) the CP Fulfillment Date (as defined in the SPL SPA).

5.
In the event that (a) Pertamina does not comply with paragraph ~~3~~ of this Agreement or (b) the CP Fulfillment Date does not occur by 120 days after delivery of the CCLNG SPA Termination Notice to Pertamina, the CCLNG SPA shall remain in full force and effect and the CCLNG SPA Termination Notice shall automatically become void and of no possible effect. In the event item (a) of the preceding sentence occurs, Pertamina shall promptly deliver to (i) CCLNG, the original CCLNG SPA Termination Notice not countersigned by Pertamina and (ii) to SPL, the original SPL SPA not executed by Pertamina. In the event that item 5(b) occurs and Pertamina has already complied with paragraph 3 of this Agreement, the SPL SPA shall also automatically terminate without surviving or further liabilities. In no event shall the CCLNG SPA and SPL SPA be in effect concurrently.

6.	This Agreement shall expire and terminate without any action of the Parties on the earlier of (i) the date of the CCLNG FID and (ii) December 31, 2015.

7.
All notices or other communication under this Agreement to (a) CCLNG or Pertamina shall be provided in the manner set forth in Section 25.1 of the CCLNG SPA and (b) SPL shall be provided in the manner set forth in Section 25.1 of the SPL SPA.

8.	This Agreement may not be supplemented, amended, modified or changed except by an instrument in writing signed by each of the Parties and expressed to be a supplement, amendment, modification or change to this Agreement. The Parties acknowledge and agree that this Agreement supplements the CCLNG SPA. If there is any inconsistency between the terms of this Agreement and the CCLNG SPA the terms of this Agreement shall prevail.

9.	This Agreement shall be made in duplicate and originals executed in the English language.

10.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

11.
Arbitration. Any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement, including any question regarding its existence, validity or termination ("Dispute"), will be resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.

a.	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") (as then in effect).

b.
Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) Months after the appointment of the last arbitrator.

c.
Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three (3) arbitrators not yet appointed.

d.	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.

e.	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

f.	Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

g.
Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

h.
Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its Experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful Party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

i.	Currency of Award. The arbitral award shall be made and payable in USD, free of any tax or other deduction.

j.
Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

12.	Each Party represents and warrants that:
a. It is duly formed and in good standing under the laws of the jurisdiction of its incorporation;
b. It has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement; and
c. Neither the execution, delivery, nor performance of this Agreement violates or will violate, results or will result in a breach of or constitutes or will constitute a default under any provision of its organizational documents, any law, judgement, order, decree, rule or regulation of any court, administrative agency, or other instrumentality of any governmental authority or any other material agreement or instrument to which it is a party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CHENIERE ENERGY, INC.	PT PERTAMINA (PERSERO)

/s/ Meg Gentle	/s/ Yenni Andayani

Name: Meg Gentle	Name: Yenni Andayani

Title: Senior Vice President - Marketing	Title: SVP Gas & Power

CORPUS CHRISTI LIQUEFACTION, LLC

/s/ Meg Gentle

Name: Meg Gentle

Title: Senior Vice President, Marketing